Free Writing Prospectus No. T2102 filed pursuant to Rule 433 dated July 15, 2021 / Registration Statement No. 333-238458-02

Auto-Callable Securities Based on the Performance of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 4, 2027

Principal at Risk Securities

The Auto-Callable Securities are unsecured notes issued by Credit Suisse AG

You should read the accompanying preliminary pricing supplement dated July 15, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	S&P 500® Index and Russell 2000® Index
Principal Amount:	$10 per security
Trade Date:	July 30, 2021
Settlement Date:	August 4, 2021
Valuation Date:	July 30, 2027
Maturity Date:	August 4, 2027
Redemption Amount:

If the securities have not previously been automatically redeemed, on the Maturity Date investors will receive a Redemption Amount determined as follows:

• If the Final Level of the Worst Performing Underlying is greater than or equal to its Initial Level, an amount calculates as follows:

$10 + the Contingent Return

If the Final Level of the Worst Performing Underlying is equal to or greater than its Initial Level, the maximum Redemption Amount is $13.60 per $10 principal amount.

• If the Final Level of the Worst Performing Underlying is less than its Initial Level but greater than or equal to its Downside Threshold Level, $10

• If the Final Level of the Worst Performing Underlying is less than its Downside Threshold Level, an amount calculated as follows:

$10 × the Underlying Return of the Worst Performing Underlying

Under these circumstances, the Redemption Amount will be significantly less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.

Automatic Redemption:	If a Call Event occurs on any Call Observation Date, the securities will be automatically redeemed on the immediately following Automatic Redemption Date and you will receive a cash payment equal to the principal amount of the securities you hold plus the Automatic Redemption Premium applicable to that Call Observation Date. No further payments will be made in respect of the securities following an Automatic Redemption. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Call Event:	A Call Event will occur if, on any Call Observation Date, the closing level of each Underlying on such Call Observation Date is equal to or greater than its respective Call Level.
Call Level:	For each Underlying, expected to be 100% of the Initial Level of such Underlying
Contingent Return:	Expected to be $3.60 per security (36% of the stated principal amount)
Downside Threshold Level:	For each Underlying, expected to be approximately 80% of the Initial Level of such Underlying
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Underlying Return:	For each Underlying, the Final Level of such Underlying divided by its Initial Level.
Worst Performing Underlying:	The Underlying with the lowest Underlying Return
CUSIP / ISIN:	22552Y481 / US22552Y4816
Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/1053092/000095010321 010510/dp154401_424b2-t2102.htm

Call Observation Dates	Automatic Redemption Dates	Automatic Redemption Premiums
August 5, 2022	August 10, 2022	$0.60
October 31, 2022	November 3, 2022	$0.75
January 30, 2023	February 2, 2023	$0.90
April 28, 2023	May 3, 2023	$1.05
July 31, 2023	August 3, 2023	$1.20
October 30, 2023	November 2, 2023	$1.35
January 30, 2024	February 2, 2024	$1.50
April 30, 2024	May 3, 2024	$1.65
July 30, 2024	August 2, 2024	$1.80
October 30, 2024	November 4, 2024	$1.95
January 30, 2025	February 4, 2025	$2.10
April 30, 2025	May 5, 2025	$2.25
July 30, 2025	August 4, 2025	$2.40
October 30, 2025	November 4, 2025	$2.55
January 30, 2026	February 4, 2026	$2.70
April 30, 2026	May 5, 2026	$2.85
July 30, 2026	August 4, 2026	$3.00
October 30, 2026	November 4, 2026	$3.15
January 29, 2027	February 3, 2027	$3.30
April 30, 2027	May 5, 2027	$3.45

Hypothetical Redemption Amount At Maturity*

The Securities Have Not Been Automatically Redeemed
Underlying Return	Redemption Amount	Total Return on Securities
50%	$13.60	136%
40%	$13.60	136%
30%	$13.60	136%
20%	$13.60	136%
10%	$13.60	136%
0%	$13.60	136%
-10%	$10	0%
-20%	$10	0%
-21%	$7.90	-21%
-30%	$7	-30%
-40%	$6	-40%
-50%	$5	-50%

*Assumes a contingent return of 36% of the stated principal amount

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date will be between $9.20 and $9.65 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in the accompanying pricing supplement.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the Underlying (including historical information relating to the Underlying), the terms of the securities and certain risks.

About Your Securities

The Auto-Callable Securities due August 4, 2027 based on the worst performing of the S&P 500® Index and the Russell 2000® Index do not provide for the regular payment of interest or guarantee the return of any principal at maturity. The securities will be automatically redeemed if the closing level of each Underlying on any Call Observation Date is greater than or equal to its respective Call Level, and for each security you hold you will receive a cash payment equal to $10 plus the Automatic Redemption Premium applicable to such Call Observation Date. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been automatically redeemed and the Final Level of the Worst Performing Underlying is greater than or equal to its Initial Level, you will receive per security $10 plus the Contingent Return of $3.60. If the securities have not been automatically redeemed and the Final Level of the Worst Performing Underlying is less than its Initial Level but greater than or equal to its Downside Threshold Level, you will receive a Redemption Amount of $10 per $10 security. However, if the securities have not been automatically redeemed and the Final Level of the Worst Performing Underlying is less than its Downside Threshold Level, meaning that the Worst Performing Underlying has depreciated by more than 20% from its Initial Level, the payment due at maturity per security will be significantly less than $10 by an amount that is proportionate to the full percentage decline in the level of the Worst Performing Underlying from its Initial Level to its Final Level. Under these circumstances, the Redemption Amount per security will be less than $8 and could be zero. Accordingly, you may lose your entire initial investment in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 15, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

•	Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I–B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

RISK FACTORS

This section describes the material risks relating to the securities. For a complete list of risk factors, please see the accompanying pricing supplement, any accompanying underlying supplement, product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the appropriateness of the securities in light of their particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Relating to the Securities Generally

•	The securities do not guarantee the return of any principal

•	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms

•	The probability that the Final Level of the Worst Performing Underlying will be less than its Downside Threshold Level will depend on the volatility of such Underlying.

•	The securities do not pay interest

•	Limited appreciation potential

•	The securities are subject to a potential Automatic Redemption, which exposes you to reinvestment risk

•	The U.S. federal tax consequences of an investment in the securities are unclear

Risks Relating to the Underlyings

•	You will be subject to risks relating to the relationship between the Underlyings

•	No ownership rights relating to the Underlyings

•	Adjustments to the Underlyings could adversely affect the value of the securities

•	The securities are linked to the Russell 2000® Index and are subject to the risks associated with small capitalization companies

•	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlyings and could negatively affect your return on the securities

Risks Relating to the Issuer

•	The securities are subject to the credit risk of Credit Suisse

•	Credit Suisse is subject to Swiss regulation

Risks Relating to Conflicts of Interest

•	Hedging and trading activity

•	Potential conflicts

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable economic and market factors will affect the value of the securities

•	The estimated value of the securities on the Trade Date may be less than the Price to Public

•	Effect of interest rate in structuring the securities

•	Secondary market prices

•	Lack of liquidity

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.